Exhibit 17

                                    AGREEMENT


          The undersigned agree that the Amendment to Schedule 13D to which this Agreement is attached is filed on behalf of each one of them.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one instrument.

Dated:  July 31, 2003

ALAIN MERIEUX, Individually
/S/ Alain Merieux
---------------------------
Mr. Alain Merieux



TSGH S.A.S.
   /S/ Christophe Merieux
By:---------------------------
   Name: Mr. Christophe Merieux
   Title:  President



ACCRA S.A.
   /S/ Dominique Takizawa
By:---------------------------
   Name: Mrs. Dominique Takizawa
   Title: Directeur General



NOUVELLE bioMERIEUX ALLIANCE S.A.
   /S/ Dominique Takizawa
By:---------------------------
   Name: Mrs. Dominique Takizawa
   Title: Directeur General